EXHIBIT 10.15

February 12, 2008

Solstice International, Inc.
628 Harbor View Lane
Petoskey, Ml 49770

Attention:     Mr, John Paulsen, Chairman

Dear John,

We are pleased that Solstice International, lnc., including any subsidiary thereof and any affiliate controlled thereby or under common control therewith (the "Company"), has selected CRT Capital Group LLC ("CRT") to act as its exclusive financial advisor and sole placement agent. Neither the Seneca Nation of Indians, nor any of its wholly-owned corporations, including the Seneca Catskills Gaming Corporation, is a subsidiary of or an affiliate controlled by or under common control with the Company. This letter (this "Engagement Letter") will confirm our acceptance and set forth our understanding of the terms of our engagement and replaces any and all existing active engagement letters between CRT and the Company,

1,
Retention. The Company hereby retains CRT as its exclusive financial advisor and sole placement agent from the date hereof until December 31, 2009 (the "Engagement Period"). The Company understands that (i) execution of this Engagement Letter is not intended to constitute a binding agreement to consummate any Placement (defined herein) and/or Transaction (defined herein) and does not assure the successful completion of any Placement and/or Transaction or any portion thereof and (ii) this Engagement Letter is solely for the use of the Company and may not be relied on by any third party.

2.
Information. In connection with CRT's activities hereunder, the Company will furnish CRT and its counsel upon request with all materials and information regarding the business and financial condition of the Company (all such information so furnished being the "Information") to be used by both the Company and CRT in the production of offering materials, in the event that CRT deems such materials necessary (the Information and such offering materials, collectively the "Offering Materials"). The Company represents and warrants that the Offering Materials will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are or will be made. CRT does not assume responsibility for the accuracy or completeness of the Offering Materials and/or such other information and, therefore, retains the right to continue to perform due diligence throughout the Engagement Period.

Solstice International, Inc.
February 12, 2008

3.
Scope of Service. The Company recognizes and confirms that CRT will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Engagement Letter, without having independently verified the same. Such services may include without limitation:

(a)	assisting the Company in the production of the Offering Materials;

(b)	preparing a list of potential investors (the "Investors") to be contacted by CRT in connection with the Placement;

(c)	if appropriate, assisting the Company with the preparation of any other communications to be used in placing the securities, whether in the form of letter, circular, notice or otherwise;

(d)	assisting the Company in the drafting and circulating definitive transaction documents to Investors as described in the Offering Materials;

(e)	assisting in the negotiation of the final terms and conditions of the Placement with Investors; and

(f)	negotiating, analyzing and valuing the financial aspects of any proposed Transaction.

4,
Financing Provision. The Company hereby agrees that in the event the Company pursues the issuance of any securities of the Company in one or a series of transactions (each, a "Placement"), CRT will serve as the sole placement agent, on a best efforts basis, with respect to any Placement. During the Engagement Period, the Company will not contact or solicit potential investors with respect to any Placement (unless approved in advance by CRT), and all inquiries and offers received by the Company with respect thereto shall be referred to CRT. Upon closing of any Placement, the Company agrees to pay CRT a placement fee (the "Placement Fee"), in cash, equal to:

(a)
an amount that is equal to 6.5% of the aggregate gross proceeds raised by CRT from equity or equity-linked securities, including without limitation common stock, preferred stock and convertible debt; and

(b)	an amount that is equal to 3.5% of the aggregate gross proceeds raised by CRT from debt securities, including without limitation, senior and subordinated debt.

Notwithstanding any termination of this Engagement Letter pursuant to the terms hereof or otherwise, if within 12 months from the date of such termination, the Company enters into a commitment relating to, or consummates, a placement with any investor who was contacted by CRT in connection with its services for the Company hereunder, or as a result of the use by the Company of materials or other work product prepared by CRT, CRT shall be entitled to payment in full of the Placement Fee related thereto.

Solstice International, Inc.
February 12, 2008

The Company and CRT understand that if any Placement is consummated by means of more than one closing, CRT shall be entitled to the Placement Fee with respect to each such closing.

The Placement Fee is contingent upon the consummation of any Placement. CRT understands and agrees that the Company may accept or reject any proposed Placement in its sole and absolute discretion.

5.
Advisory Provision. The Company hereby agrees that in the event the Company pursues an acquisition, sale, merger, consolidation or other business combination of, or by, the Company in one or a series of transactions (each, a "Transaction"), CRT will serve as exclusive financial advisor with respect to any Transaction. Upon closing of any Transaction, the Company agrees to pay CRT a success fee (the "Success Fee"), in cash, equal to the aggregate of:

(a)	a minimum fee of $1,000,000 for the first $50,000,000 of Transaction Value; plus

(b)	1.25% of Transaction Value, if any, greater than $50,000,000 and up to and including $100,000,000; plus

(c)	1.00% of Transaction Value, if any, greater than $100,000,000 and up to and including $250,000,000; plus

(d)	0.75% of Transaction Value, if any, greater than $250,000,000 and up to and including $500,000,000; plus

(e)	0.50% of Transaction Value, if any, greater than $500,000,000.

Notwithstanding any termination of this Engagement Letter puruant to the terms hereof or otherwise, if within 12 months from the date of such termination, a Transaction is consummated with a party (i) contacted by CRT during the term of the Engagement Period or (ii) with which the Company and CRT had discussions regarding a Transaction, CRT shall be entitled to payment in full of the Success Fee relating thereto,

The Company and CRT understand that if any Transaction is consummated by means of more than one closing, CRT shall be entitled to the Success Fee with respect to each such closing.

The Success Fee is contingent upon the consummation of a Transaction, CRT understands and agrees that the Company may accept or reject any proposed Transaction in its sole and absolute discretion.

Solstice International, Inc.
February 12, 2008

The 'Transaction Value" of any Transaction, unless otherwise noted, shall include, without duplication, (i) the fair market value of the aggregate consideration directly or indireclty received by the non-surviving company, which may or may not include the Company (the "Target"), and by the holders of any stock, options, warrants, stock purchase rights, stock appreciation rights, convertible securities or other equity securities of the Target (plus, in the case of a sale, merger, consolidation or other business combination of the Company, whereby the Company is the non-surving company, the value of any such securities retained by such holders following such Transaction including, for clarification, the value of any securities distributed to such holders by the Company through a spin-off, dividend or other similar action) and (ii) the value of any debt, capital leases, preferred stock and other securities of the Target directly or indirectly issued, incurred, assumed, redeemed or repaid in connection with such Transaction, but shall not include any compensation paid or payable to any executive of the Target in connection with such person's prior or future employment with the Target or any successor thereto. The value of any securities (whether debt, equity, options or warrants) or other property or agreements shall be determined as follows: (a) the value of securities that are freely tradable in an established public market shall be the average of the closing market price of such securities for the thirty business days immediately prior to the consummation of a Transaction; and (b) the value of securities which are not freely tradable or which have no established public market, or if the consideration consists of property or agreements other than securities, the value of such securities or other property or agreements shall be the fair market value thereof immediately prior to the consummation of a Transaction as mutually agreed by the Company and CRT; provided, however, that if the Company and CRT shall not so agree within ten business days of such parties' attempting to determine the value thereof, the matter shall be determined by an appraiser to be selected jointly by the Company and CRT, which determination shall be binding on the parties hereto, provided, further that the parties hereto agree that no such arbitration shall delay the consummation of a Transaction. Any amounts to be paid which are contingent upon future events shall be included in the Transaction Value at a net present value thereof provided that CRT and the Company are able to agree upon the estimated net present value thereof taking into consideration, along with any other appropriate factors, the likelihood of a payment, the likely amount of such a payment and the likely timing of such a payment. In the absence of such an agreement, CRT shall be paid such portion of the fee at the time the contingent payment is paid to the Company.

6.
Expenses. In addition to payment of CRT's fees hereunder, and regardless of whether any Placement or Transaction is consummated, the Company shall promptly, upon request therefor, reimburse CRT for all reasonable expenses (including without limitation fees and expenses of counsel and all travel, lodging, meals, mailing, telephone, due diligence and all other out-of-pocket expenses) incurred by CRT in connection with its engagement hereunder,

7.
Acknowledgments. The Company and CRT hereby acknowledge that certain letter, dated the date hereof, by and between CRT and Seneca Catskills Gaming Corporation (the "Enterprise"), whereby CRT is engaged as placement agent. The Company and CRT hereby also acknowledge those certain agreements, dated June 18, 2007, by and between the Company and The Seneca Nation of Indians, whereby the Company is engaged as the exclusive developer and manager of the Enterprise. Upon closing of the financing necessary to develop, construct and equip the Enterprise by CRT as lead manager or co-manager, as the case may be (the "Financing"), the Company hereby agrees to compensate CRT as follows:

Solstice International, Inc.
February 12, 2008

(a)
Upon closing of the Financing, the Company shall issue to CRT warrants to purchase shares of the Company's common stock equal to 7.0% of the Company's fully diluted shares outstanding, defined as the sum of (i) common shares outstanding, (ii) options outstanding and (iii) warrants outstanding (the "Placement Agent Warrants"). The Placement Agent Warrants will have a five-year term, will be exercisable on a cashless basis, and will have an exercise price equal to $0,01.

In addition to payment of CRT's fees hereunder, and regardless of whether the Financing is consummated, the Company shall promptly, upon request therefor, reimburse CRT for all reasonable expenses (including without limitation expenses accrued to date, fees and expenses of counsel and all travel, lodging, meals, mailing, telephone, due diligence and all other out-of-pocket expenses) incurred by CRT, and not reimbursed by the Enterprise, in connection with CRT's engagement with the Enterprise.

Notwithstanding any termination of this Engagement Letter pursuant to the terms hereof or otherwise, if the Enterprise consummates the Financing, the Company shall pay CRT fees and expenses in accordance with the terms and provisions of this Section 7.

8.
Indemnification. CRT shall act under this Engagement Letter as an independent contractor with duties solely to the Company, The Company shall indemnify CRT pursuant to the terms and conditions set forth in Addendum I, which is hereby incorporated by reference.

9.
Press Announcements, At any time after the consummation of any Placement or Transaction, and with the approval of the Company (which approval shall not be unreasonably withheld or delayed), CRT may place an announcement in such newspapers and publications as it may choose, stating that CRT has acted as sole placement agent and/or exclusive financial advisor to the Company in connection with a Placement and/or Transaction as the case may be.

10.
Future Transactions. For a period of one year from the expiration of the Engagement Period, if the Company proposes to enter into any other transaction, including the sale of any securities by the Company, any merger, consolidation, exchange offer, recapitalization or other business combination or any public offering or private placement of securities, the Company shall, give CRT an irrevocable, preferential right of first refusal to act as exclusive financial advisor, lead managing underwriter or lead placement agent, as the case may be, in connection with the aforementioned transactions. The Company agrees to offer CRT the opportunity to purchase or sell such securities on terms no less favorable than they can obtain elsewhere. If within 30 business days of the receipt of such notice of intention and the statement of terms, CRT does not accept in writing such offer to purchase such securities or to act as advisor, underwriter or agent with respect to such offering upon the terms proposed, and subject to the transfer restrictions set forth herein, the Company shall be free to negotiate terms with third parties with respect to such offering and to effect such offering on such proposed terms. Before the Company shall accept any proposal materially less favorable to them than that originally proposed by CRT, CRT's preferential right shall be applied, and the procedure set forth above with respect to such modified proposal adopted. CRT's failure to exercise these preferential rights in any situation shall not affect CRT's preferential rights to any subsequent offering during the term of the right of first refusal agreement. The Company represents and warrants that no other person has any right to participate in any offer, sale or distribution of the Company securities to which CRT's preferential rights shall apply.

Solstice International, Inc.
February 12, 2008

11.
Broker Dealer. Please note that CRT is a securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the ordinary course of CRT's trading, brokerage and financing activities, CRT or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for CRT's own account or the accounts of customers, in debt or equity securities or senior loans of the Company or its competitors or any other company that may be involved in a Transaction.

12.	Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail.

13.
Governing Law: Amendment; Headings. This Engagement Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. This Engagement Letter may not be modified or amended except in a writing duly executed by the parties hereto. The section headings in this Engagement Letter have been inserted as a matter of convenience of reference and are not part of this Engagement Letter,

14.
Successors and Assigns. The benefits of this Engagement Letter shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Engagement Letter shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither CRT nor the Company shall assign to an unaffiliated third party any of its obligations hereunder.

15.
Counterparts. For the convenience of the parties, this Engagement Letter may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same Engagement Letter.

Solstice International, Inc.
February 12, 2008

16.
Termination; Survival of Provisions. CRT or the Company may terminate this Engagement Letter at any time upon 30 days' prior written notice to the other party. In the event of such termination, the Company shall pay CRT fees earned through the date of such termination ("Termination Date") as well as afterwards pursuant to any provision of Section 4, 5 and 7 hereof, together with all expense reimbursements due under the terms of Section 6 and 7 hereof. All such fees and reimbursements due to CRT pursuant to the immediately preceding sentence shall be paid to CRT on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Placement, Transaction, Financing or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 4, 5 and 7 above), Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of Sections 4, 5, 6, 7, 8, 10, 11, 13, 14, 16 and 17 shall survive the termination of this Engagement Letter for any reason.

17.
Arbitration Provision. Any dispute between the parties to this Engagement Letter shall be settled by arbitration before the facilities of the National Association of Securities Dealers, Inc. in the City of New York and will be conducted pursuant to the rules of the selected arbitral facility. The parties understand that the award of the arbitrators, or of a majority of them, will be final and that a judgment upon any award rendered may be entered in any court having jurisdiction.

Solstice International, Inc.
February 12, 2008

If the foregoing correctly sets forth the Company's understanding, please sign this Engagement Letter and return it to CRT,

Very truly yours,

ADDENDUM I

This Addendum I is attached to and incorporated by reference into the foregoing engagement letter (the "Engagement Letter"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Engagement Letter.

The Company hereby agrees to indemnify and hold harmless CRT and its affiliates, and the respective directors, officers, partners, members, controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended), agents, counsel and employees of CRT or any of its affiliates (CRT and each such other person or entity being referred to individually as an "Indemnified Person" and, collectively, as "Indemnified Persons"), to the full extent lawful, from and against any and all claims, liabilities, losses, damages, penalties, judgments, awards and expenses incurred by any Indemnified Person (including fees and disbursements of counsel) which (A) relate to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or alleged to have been made or any statements omitted or alleged to have been omitted, whether in connection with the Information or any other oral or written statements) by the Company, its affiliates, directors, employees or agents, or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's consent or in conformity with its instructions or its actions or omissions, or (B) otherwise relate to or arise out of CRT's activities on the Company's behalf in connection with the Engagement Letter (collectively. "Damages"). In addition, the Company will reimburse CRT and any other Indemnified Person for all costs and expenses, including counsel fees and disbursements, as they are incurred, in connection with investigating, preparing and defending any action, formal or informal claim, investigation, inquiry or other proceeding (collectively, "Action"), whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with CRT acting pursuant to the Engagement Letter, whether or not CRT or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any Damages pursuant to clause (B) of the preceding sentence which are finally judicially determined by a court of competent jurisdiction (not subject to further review) to have resulted primarily from CRT's willful misconduct or gross negligence. The Company also agrees that neither CRT nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except for any such liability for Damages incurred by the Company which are finally judicially determined by a court of competent jurisdiction (not subject to further review) to have resulted primarily from CRT's willful misconduct or gross negligence.

The Company will not, without CRT's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Damages arising out of such Action.

In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and CRT on the other hand, shall contribute to such Damages for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company and its shareholders and creditors, on the one hand, and CRT on the other hand, in connection with the actions contemplated by the engagement, subject to the limitation that in any event the aggregate contribution of CRT and all Indemnified Persons to all Damages to which contribution is available hereunder shall not exceed the amount of fees actually received by CRT pursuant to the Engagement Letter. For the purposes of this agreement, the relative benefits to the Company and its shareholders and creditors, on the one hand, and CRT, on the other hand, of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or retained or contemplated to be received or retained by the Company and its shareholders and creditors in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or contemplated to be paid to CRT under the Engagement Letter,

The foregoing right to indemnity and contribution shall be in addition to any rights that CRT or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of CRT's engagement and shall be binding on and inure to the benefit of the successors, assigns, heirs and personal representatives of the Company and CRT and any other Indemnified Party.